Exhibit 99.1

August 16, 2011

The Special Committee of the Board of Directors of Southern Union

Williams is today affirming its strong interest in acquiring 100% of the issued and outstanding common stock of Southern Union at a purchase price of $44.00 per share, payable in cash.

We are confident that both you and Southern Union shareholders will conclude that our $44.00- per-share, all-cash proposal is superior to your proposed transaction with Energy Transfer.

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The Williams all-cash proposal represents certain value of $44.00-per-share to Southern Union shareholders, which represents a premium of 4% over the implied value of the Energy Transfer agreement of $42.32, assuming Southern Union shareholders elect the maximum cash percentage under that agreement.

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Williams remains committed to take all necessary actions to obtain federal antitrust clearance and will provide the same degree of regulatory certainty as contained in the second amended Energy Transfer agreement.

The recent equity market volatility further highlights the benefits to the Southern Union shareholders of our all-cash proposal.  As you know, Energy Transfer shares last week traded as low as $33.21, implying a transaction value for Southern Union of $39.83.  We expect that your shareholders will greatly appreciate the certainty provided by our offer, which represents a material premium to the implied value of the Energy Transfer deal based on any recent average trading price of Energy Transfer units, including one-week, one-month, three-month, six-month and one-year averages.

We have attached a proposed merger agreement that is substantially similar to the revised merger agreement with Energy Transfer with revisions to reflect our all cash purchase price.  We are prepared to immediately execute the merger agreement, subject to our receipt and review of the disclosure schedules.  We are simultaneously providing the Special Committee's advisers a copy of our bank financing commitment papers and disclosure schedules to the merger agreement.

Williams is a disciplined buyer; the clarity and fairness of the process leading up to signing a definitive merger agreement and combining our companies is paramount.  We must be assured that the Special Committee, with the assistance of its independent advisers, assumes responsibility for negotiating the terms of all agreements with potential acquirers. As well, the Special Committee must ensure that Southern Union discloses all arrangements or amendments to arrangements in place between Southern Union and Energy Transfer or any of their respective affiliates, officers or directors. We also would expect assurance that the Special Committee would prohibit all such arrangements in the future. The draft merger agreement attached to this letter contains provisions to this effect.

We are confident that you will act quickly to deliver superior value to Southern Union shareholders.

Very truly yours,

/s/ Alan Armstrong
Alan Armstrong
President and Chief Executive Officer of Williams